UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2008

Mezey Howarth Racing Stables, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52529	20-8623320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Ave Pico, Ste C-629
San Clemente, California 92673

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (949) 429-4007

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors

On July 7, 2008, the Shareholders of the Company voted to elect Jerrod Menz to serve on the Board of Directors from August 1, 2008 through March 31, 2009.

Item 8.01 Other Events

(a) On July 7, 2008, the Shareholders of the Company approve the the transaction between the Company and ABTTC, Inc.  The shareholders approved the Board to close the transaction upon the Board's discretion.  The close is expected to occur on August 1, 2008.

On June 25, 2008, Mezey Howarth Racing Stables, Inc. ("MZYH") entered into a binding Letter of Intent ("LOI") for a proposed transaction with ABTTC, Inc. ("ABTTC"). The LOI contemplates the purchase by MZYH of ABTTC for a purchase price of 2.85 times Gross Revenue of ABTTC, Inc.. The payments consist of $1,750,000 payable upon announcement of the deal in Company Common Stock, $1,000,000 in Series B Preferred Stock and the remaining amount payable in Series C Preferred Stock.  ABTTC is a treatment center located in Temecula, CA and will become a wholly owned subsidiary of MZYH.  MZYH will continue to primarily focus on horse racing.  The $1,750,000 shall be considered a Break Up fee should MZYH not close.  The parties intend to sign a definitive acquisition agreement and close the purchase transaction as soon as practicable and have agreed to use their best efforts to close by August 1, 2008.  The Series B Preferred provides for no conversion rights to the holders but does allow for voting rights in the amount of 100 votes per share.  The Series C Preferred Stock provides for mandatory redemption 10 years from the date of the close and have a dividend rate of 6% per year.  Additonially, the Series C Preferred Stock have a Conversion right of 2 shares of Common Stock per share of Preferred Stock.  The Series C has no voting rights.  The estimated Gross Revenue of ABTTC, Inc is approximately $4,000,000.

Paul Howarth, officer and Director of MZYH, is a shareholder of ABTTC.  As such Mr. Howarth has refrained from and will continue to refrain from any participation in the negotiations regarding this Transaction.  Furthermore, Mr. Howarth has excused himself from any Board of Director and shareholder vote.The Company will put the the matter to a shareholder vote on July 7, 2008.

This report contains statements about the future, sometimes referred to as "forward-looking"statements.

Forward-looking statements are typically identified by the use of the words, believe," "may," "should," "expect," "anticipate," "estimate" "project," "propose," "plan," "intend,"and similar words and expressions. Forward-looking statements are not guarantees of completion of proposed transactions, availability of tax-free treatment, or similar matters. Forward-looking statements are subject to risks and uncertainties outside MZYH’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see MZYH's other SEC reports.

(b) On July 7, 2008, the Shareholders of the Company voted to ratify the actions taken by the Company's Directors to change the name of the Company to Forterus, Inc. and to changes the company's ticker symbol as well.  The change is to be effective July 23,2008.

(c) On July 7, 2008, the Shareholders of the Company voted to ratify the actions taken by the Company's Directors to change reverse the Company's shares at a rate of 50:1.  The reverse is to be effective July 23, 2008.  Each shareholders percentage ownership in the Registrant (and relative voting power) will remain essentially unchanged as a result of the reverse stock split. The resolution provides that fractional shares will be rounded up so that no shareholder will be cashed out.  No fractional shares will be issued in connection with the reverse split. Instead, fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of Common Stock, but we do not anticipate that this will materially affect any shareholders proportional interest. We do not anticipate that the reverse split will result in any material reduction in the number of holders of Common Stock.  The current number of outstanding shares is 252,914,223 (counting the common shares issued in connection with the purchase of ABTTC, Inc.) Although we do not anticipate doing so, we may abandon the proposed reverse stock split at any time prior to its effectiveness if our Board of Directors deems it advisable to do so. Any decision as to the appropriateness of the reverse split will be made solely by our Board of Directors and will depend upon numerous factors including the future trading price of our stock, the growth and development of our business and our financial condition and results of operations.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 8, 2008	Mezey Howarth Racing Stables, Inc.
By: /s/ J. Wade Mezey
Title: Chief Executive Officer